As filed with the Securities and Exchange Commission on October 21, 2019

Registration No. 333-233828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BIONANO GENOMICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3826	26-1756290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9540 Towne Centre Drive, Suite 100
San Diego, CA 92121
(858) 888-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Erik Holmlin, Ph.D.
President and Chief Executive Officer
Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121
(858) 888-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq. James C. Pennington, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	R. Erik Holmlin, Ph.D. President and Chief Executive Officer Bionano Genomics, Inc. 9540 Towne Centre Drive, Suite 100 San Diego, California 92121 (858) 888-7600	Ivan K. Blumenthal, Esq. Cliff M. Silverman, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ 333-233828

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-233828), as amended, declared effective on October 21, 2019 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) and the Exhibit Index of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1
Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-233828), filed with the Securities and Exchange Commission on September 18, 2019 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 21st day of October, 2019.

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ R. Erik Holmlin, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	October 21. 2019
R. Erik Holmlin, Ph.D.

/s/ Mike Ward	Chief Financial Officer (Principal Financial and Accounting Officer)	October 21. 2019
Mike Ward

/s/ David L. Barker, Ph.D.*	Director	October 21. 2019
David L. Barker, Ph.D.

/s/ Albert A. Luderer, Ph.D.*	Director	October 21. 2019
Albert A. Luderer, Ph.D.

/s/ Junfeng Wang*	Director	October 21. 2019
Junfeng Wang

/s/ Christopher Twomey*	Director	October 21. 2019
Christopher Twomey

/s/ Kristina Vuori, M.D., Ph.D.*	Director	October 21. 2019
Kristiina Vuori, M.D., Ph.D.

/s/ Quan Zhou*	Director	October 21. 2019
Quan Zhou
*	Pursuant to Power of Attorney
By:	/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin, Ph.D.
Attorney-in-Fact